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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934





         Date of Report (Date of earliest event reported): June 2, 1999
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                                 POWERTEL, INC.
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             (Exact name of registrant as specified in its charter)





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                       Delaware                                 0-23102                         58-1944750
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
(State or other jurisdiction of incorporation)         (Commission File Number)          (I.R.S. Employer Identification No.)
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
1233 O.G. Skinner Drive, West Point, Georgia                                     31833
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
 (Address of principal executive offices)                                      (Zip Code)
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       Registrant's telephone number, including area code: (706) 645-2000
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          (Former name or former address, if changed since last report)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

            On June 2, 1999, pursuant to an asset purchase agreement dated March
15, 1999 (the "Agreement"), Powertel, together with its wholly owned subsidiaries, Powertel Atlanta Towers, LLC ("Atlanta Towers"), Powertel
Birmingham Towers, LLC ("Birmingham Towers"), Powertel Jacksonville Towers, LLC
("Jacksonville Towers"), Powertel Kentucky Towers, LLC ("Kentucky Towers") and
Powertel Memphis Towers, LLC ("Memphis Towers" and, together with Atlanta
Towers, Birmingham Towers, Jacksonville Towers and Kentucky Towers, the
"Sellers") sold and transferred to Crown Castle PT Inc. (formerly CCP Inc., the
"Buyer"), a wholly owned subsidiary of Crown Castle International Corp. ("Crown
Castle"), 619 of its towers, related assets and certain liabilities (the "Tower
Disposition").

            Also on June 2, 1999, Powertel and certain of its affiliates entered into master site agreements pursuant to which Powertel and its affiliates agreed to pay Crown Castle monthly rent of $1,800 per tower for the continued use of the space that Powertel or its affiliates occupied on the towers prior to the closing of the Tower Disposition. Monthly payments under the individual site leases are subject to increase based on an agreed upon schedule if and when
Powertel or its affiliates add equipment to a site. In any event, the monthly rent, including additional rents related to the addition of certain equipment, will be increased on each fifth anniversary of each site lease up to an amount that is 115% of the rent paid during the preceding five year period. The term of each site lease will be ten years. Powertel has the right to extend any site lease for up to three additional five year periods. Each site lease will automatically renew for an option term unless Powertel or its affiliates notify
Crown Castle of its intent not to renew at least 180 days prior to the end of the then current term.

            At the closing, the Buyer paid Powertel approximately $262 million in cash. The purchase price reflected a price of $423,077 per site for each of the 619 sites tendered at closing and a credit against the purchase price of $383,000 as consideration for Crown Castle's acceptance of certain towers with site leases which may require revenue received from Powertel or its affiliates to be shared with the site lessors. The purchase price was arrived at through arm's length negotiations by the parties and was determined to be fair and reasonable by the Board of Directors of Powertel and the Sellers based upon various factors, including the recent market prices of similar assets sold by others. Following the closing of this sale, Powertel and Crown Castle entered into a binding letter agreement that contemplates, subject to certain conditions, Crown Castle purchasing an additional 31 sites which are existing
Powertel sites or sites in the process of being constructed. This sale is expected to close on or before December 2, 1999, for a total purchase price of approximately $13 million. This new agreement also includes a build-to-suit contract between Powertel and Crown Castle for 40 tower sites through December
31, 2000.

            Prior to the execution of the Agreement, there were no material relationships between Buyer or Crown Castle and Powertel, the Sellers or any of their affiliates, directors or officers, or any associate of any such director or officer. The descriptions set forth herein of the terms and conditions of the Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Agreement and the exhibits related thereto (filed as Exhibit 2(d) to Powertel's Annual Report on Form 10-K for the year ended December 31, 1998).

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (A)         FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                        Not Applicable.

            (B)         PRO FORMA FINANCIAL INFORMATION.

                        Not Applicable.

            (C)         EXHIBITS.

                        2.1         Asset Purchase Agreement dated March 15,
                                    1999, by and among Powertel, Inc., Powertel
                                    Atlanta Towers, LLC, Powertel Birmingham
                                    Towers, LLC, Powertel Jacksonville Towers,
                                    LLC, Powertel Kentucky Towers, LLC, Powertel
                                    Memphis Towers, LLC, Crown Castle
                                    International Corp. and Crown Castle PT Inc.
                                    (formerly CCP Inc.) (Filed as Exhibit 2(d) to Powertel's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.)





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           POWERTEL, INC.



                                           By:     /s/ Allen E. Smith
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                                              Allen E. Smith
                                              Chief Executive Officer

Dated:  June 16, 1999